Rule 424(b)(3)
Registration Statement Nos. 333-98743 and 333-103966
Common Code 020160519; ISIN XS0201605192

PRICING SUPPLEMENT NO. 22
Dated September 15, 2004 to
Prospectus, dated May 9, 2003 and
Prospectus Supplement, dated July 2, 2004

CIT Group Inc.
EUR750,000,000 4.25% Senior Notes
Due September 22, 2011

Joint Lead Managers

ABN AMRO	Barclays Capital	UBS Investment Bank

BNP PARIBAS	Credit Suisse First Boston
Deutsche Bank	HSBC
SG Corporate & Investment Banking	Lehman Brothers

Daiwa Securities SMBC Europe	The Royal Bank of Scotland

(X) Senior Note	( ) Subordinated Note
Principal Amount:	EUR750,000,000.
Proceeds to Corporation:	99.114% or EUR743,355,000.
Underwriters' Commission:	0.40% or EUR3,000,000.
Issue Price:	99.514% or EUR746,355,000.
Original Issue Date:	September 22, 2004.
Maturity Date:	September 22, 2011, provided that if such day is not a Business day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue from the period from and after the Maturity Date.
Business Day:	Any day other than a Saturday or Sunday that is (i) neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York and (ii) a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.
Interest Rate:	The notes will bear interest at an annual rate of 4.25%.
Specified Currency:	Euro (EUR).
Denominations:	EUR50,000 and integrals of EUR1,000 thereafter.
Delivery:	The notes are expected to be delivered in book-entry form only, to purchasers through Clearstream and Euroclear, as the case may be, on or about September 22, 2004.
Form:	Global Note.
Interest Payment Dates:	Interest will be paid at maturity, upon earlier tax redemption (to the extent provided in the prospectus supplement) and annually on September 22 of each year, commencing September 22, 2005, provided that if any such day is not a Business Day, the Interest Payment Date will be the next succeeding Business Day, and no interest on such payment will accrue for the period from and after such Interest Payment Date.
Interest shall be payable in Euro.
Calculation of Interest:	Interest will be calculated on the basis of the “Actual/Actual (ISMA)” Fixed Day Count Convention as set forth in Rule 251 of the statutes, bylaws, rules and recommendations of the International Securities Market Association (ISMA) as published in April 1999.
Accrual of Interest:	Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.
Exchange Listing:	We will apply to have the notes listed on the Luxembourg Stock Exchange.

Additional Offering Restrictions:	Each Underwriter has represented and agreed that the offering of the notes has not been cleared by CONSOB (the Italian Securities and Exchange Commission) pursuant to Italian securities legislation and, accordingly, no notes may be offered, sold or delivered, nor may copies of this pricing supplement or of any other document relating to the notes be distributed, in the Republic of Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or (ii) in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.
Each Underwriter has further represented and agreed that any offer, sale or delivery of the notes or distribution of copies of this pricing supplement or other document relating to the notes in the Republic of Italy under (i) or (ii) above must be:
(a)	made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services act and Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”), as amended; and
(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy pursuant to which the issue on the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, among other things, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics; and
(c)	in accordance with any other applicable laws and regulations.
Trustee, Registrar, Authenticating Agent, U.S. Calculation Agent and U.S. Paying Agent:	J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.)
London Calculation Agent and London Paying Agent:	JPMorgan Chase Bank (as successor to Bank One N.A., London Branch).
Common Code:	020160519.
ISIN:	XS0201605192.

PLAN OF DISTRIBUTION

      We have entered into a terms agreement, dated as of September 15, 2004, with the Underwriters named below, for whom ABN AMRO Bank N.V., UBS Limited and Barclays Capital PLC are acting as representatives. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the underwriters, and each of the underwriters have severally agreed to purchase, the principal amount of notes set forth opposite its name below:

Underwriters of Notes	Principal Amount
ABN AMRO Bank N.V	EUR200,000,000
Barclays Capital PLC	200,000,000
UBS Limited	200,000,000
BNP Paribas	22,500,000
Credit Suisse First Boston (Euorpe) Limited	22,500,000
Deutsche Bank AG London	22,500,000
HSBC Bank plc	22,500,000
Lehman Brothers International (Europe)	22,500,000
Société Générale	22,500,000
Daiwa Securities SMBC Europe Limited	7,500,000
The Royal Bank of Scotland plc	7,500,000

Total	EUR750,000,000

      We have been advised by the Underwriters that they propose initially to offer the notes to the public at the public offering price set forth on the second page of this pricing supplement, and to certain dealers at a price less a total concession not in excess of 0.250% of the principal amount of the notes. After the initial public offering, the public offering price and these concessions may be changed from time to time.

      Although we will apply to have the notes listed on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the notes may not be liquid.

      The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the notes if any are purchased.

      UBS Limited or any agent acting on its behalf may, to the extent permitted by applicable laws, over-allot or effect transactions in connection with the distribution of the notes with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail in the open market, but in doing so it shall act as principal and not as our agent and any loss resulting from over-allotment or stabilization will be borne, and any profit arising from them shall be retained, by UBS Limited and/or any of the stabilization agents, as the case may be. The Underwriters acknowledge that we have not authorized the issue of the notes in a principal amount exceeding EUR750,000,000.

      Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

      The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

      We accept responsibility for the information contained in this pricing supplement.

      Signed on behalf of CIT Group Inc.:

By:	/s/ Glenn Votek

Duly Authorized